Exhibit 6.4

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential

L E A S E

THIS INDENTURE made this 5th day of September, 2023

A M O N G :

RYSE INC.

(the “Tenant”)

 OF THE FIRST PART;

A N D :

[LANDLORD NAME OMITTED]

(the “Landlord”)

OF THE SECOND PART;

ARTICLE 1.00 - DEFINITIONS

In this Lease, the following terms shall have the following meanings:

1..1       Special Definitions

The following are certain basic terms and provisions of this Lease (the “Special Definitions”), which Special Definitions form part of and are, in certain instances, referred to in subsequent provisions of this Lease. Any conflict or inconsistency between the Special Definitions and other provisions of this Lease shall be resolved in favour of such other provisions:

(a)	“Applicable Laws” shall mean the laws of the Province of Ontario.

(b)	“Building” shall mean the lands more particularly described in Schedule “B” hereto and the project erected thereon municipally known as 124-140 Spadina Avenue, Toronto, Ontario, or as such lands may be altered, expanded or reduced from time to time and the buildings, improvements, equipment and facilities, including the Common Areas and Facilities from time to time erected thereon or situate therein.

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(c)	“Building Name” shall mean The Fashion Building or such other name as the Landlord may from time to time designate.

(d)	“Business Hours” shall mean such hours of business as designated from time to time by the Landlord.

(e)	“Commencement Date” shall mean January 1, 2024.

(f)	“Premises” shall mean the premises known as Suite # 202, comprising part of the Building, the location of the Premises crosshatched on Schedule “A” attached. The Tenant acknowledges having inspected the Premises and, save for the Base Building Finishes and Landlord’s Work, accepts same on an “as is, where is” basis including all existing cabling.

(g)	“Deposit” shall mean $ [OMITTED].

(h)	INTENTIONALLY DELETED.

(i)	INTENTIONALLY DELETED.

(j)	“Landlord” shall mean [OMITTED] and its successors and assigns.

(k)	“Landlord’s Address” shall mean [OMITTED].

(l)	“Minimum Rent” annually, without deduction, abatement or set-off, shall be payable from and after the Commencement Date in equal consecutive monthly instalments, in advance, on the first day of each and every month, calculated as follows:

Period	Annual Minimum Rent	Monthly Instalment

January 1, 2024 – December 31, 2024	[OMITTED]	[OMITTED]

January 1, 2025 – December 31, 2025	[OMITTED]	[OMITTED]

January 1, 2026 – December 31, 2026	[OMITTED]	[OMITTED]

January 1, 2027 – December 31, 2027	[OMITTED]	[OMITTED]

January 1, 2028 – December 31, 2028	[OMITTED]	[OMITTED]

(m)	INTENTIONALLY DELETED.

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(n)	“Minimum Rent Rate” shall mean:

Period	Rent per Sq Ft. of Rentable Area Per Annum

January 1, 2024 – December 31, 2024	[OMITTED]

January 1, 2025 – December 31, 2025	[OMITTED]

January 1, 2026 – December 31, 2026	[OMITTED]

January 1, 2027 – December 31, 2027	[OMITTED]

January 1, 2028 – December 31, 2028	[OMITTED]

(o)	“Mortgagee” shall mean any mortgagee or hypothecary creditor (including any trustee for bondholders) of the Building or any part thereof.

(p)	“Permitted Name” shall mean Ryse Inc., subject to Section 7.2 hereof.

(q)	“Permitted Use” shall mean general business office.

(r)	“Proportionate Share” shall mean a fraction as determined by the Landlord, the numerator of which is the Rentable Area of the Premises and the denominator of which is the Rentable Area of the Building. The “Rentable Area of the Building” shall mean the aggregate of all the rentable areas of all of the premises (whether presently leased or vacant) in the Building (excluding storage, point of presence and similar areas).

(s)	“Rentable Area of the Premises” shall mean 5,083 square feet, calculated in accordance with BOMA (1996) standards.

(t)	“Tenant” shall mean Ryse Inc. and its successors and permitted assigns.

(u)	“Tenant’s Address” shall mean 130 Spadina Avenue, suite #202, Toronto, Ontario M5V 2L4.

(v)	“Term” shall mean a period of 5 years from the Commencement Date, provided however that;

(a)	In the event that the Landlord is unable to deliver possession of the Premises at the beginning of the Fixturing Period, or other such date as may be specified, by reason of the Base Building Finishes and Landlord’s Work not being substantially completed, then the Fixturing Period, Commencement Date and the expiry date of the Term shall be extended by the same period required to achieve substantial completion. Rent shall abate pro rata from day to day until the Base Building Finishes and Landlord’s Work is substantially completed and the Premises are available for occupancy by the Tenant. In no event shall the Landlord be liable for damages of any nature and the Tenant hereby agrees to accept such abatement of the Rent in full settlement of all claims the Tenant might otherwise have. The Lease shall, notwithstanding same, continue in full force and effect, subject only to abatement of the Rent as aforesaid.

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(b)	The Tenant shall not be entitled to any abatement of the Rent or any extension of the Fixturing Period, Commencement Date or the expiry date of the Term for any delay in occupancy if the Landlord has been unable to substantially complete the Base Building Finishes and Landlord’s Work by reason of the Tenant’s failure to complete the installations or other work required for its purposes or, if the Tenant fails to provide the Landlord with any space plan or construction specifications on the dates set out in the Landlord’s Work, or for any other reason caused by the Tenant or those for whom it is in law responsible.

Standard Definitions

1..2	“Accounting Period” shall mean the calendar year or such other accounting year as the Landlord may adopt from time to time for the Building.

1..3	“Additional Rent” shall mean any and all sums of money or charges required to be paid by the Tenant under this Lease (except Minimum Rent) without limitation, whether or not the same are designated as “Additional Rent” hereunder or whether or not the same are paid to the Landlord or otherwise, and all such sums are to be payable in lawful money of Canada without any deduction, set-off or abatement whatsoever. Additional Rent is due and payable with the next monthly instalment of Minimum Rent, unless otherwise provided herein, but in any event is not payable as part of Minimum Rent. Additional Rent may be estimated by the Landlord from time to time and such estimated amount is payable in monthly instalments in advance, and all Additional Rent is deemed to be accruing on a day-to-day basis.

1..4	“Common Areas and Facilities” shall mean those areas, facilities, utilities, improvements, equipment (including heating, ventilating and air-conditioning equipment) and installations which serve or are for the benefit of the Building and which are designated from time to time by the Landlord as part of the Common Areas and Facilities and those areas, facilities, utilities, improvements, equipment and installations in the Building which from time to time are not designated or intended by the Landlord to be leased to tenants of the Building, including without limitation, all areas, facilities, utilities, improvements, equipment and installations which are provided or designated (and which may be changed from time to time) by the Landlord for the use or benefit of the tenants, their employees, customers and other invitees in common with others entitled to use or benefit thereof in the manner and for the purposes permitted by this Lease.

Without limiting the generality of the foregoing, Common Areas and Facilities include, unless otherwise designated from time to time, the roof, exterior wall assemblies, including weather walls, exterior and interior structural elements and bearing walls in the buildings and improvements comprising the Building; parking areas, all entrances and exits thereto and all other structural elements thereof; access roads; truck courts; driveways; truckways; delivery passages; package pick-up stations; loading docks and related areas; pedestrian sidewalks; landscaped and planted areas; corridors; equipment, furniture, furnishings and fixtures; first aid stations; stairways, transportation equipment and systems; tenant common and public washrooms; electrical, telephone, meter, valve, mechanical, mail, storage, service and janitor rooms and galleries; music, fire prevention, security and communication systems; general signs; columns; pipes; electrical, plumbing, drainage, mechanical, and all other installations, equipment or services located therein or related thereto as well as the structures housing the same.

1..5	“Environmental Laws” shall mean all statutes, laws, by-laws, regulations, orders, guidelines, ordinances, policies and directives of any municipal, federal, provincial or other governmental authority, or by any department, agency, board or office thereof, at any time in force during the Term hereof, regulating, relating to or imposing liability or standards of conduct concerning any matter which may be relevant to the use or occupancy of the Premises or any part thereof or the conduct of any business or activity in, on, under or about the Premises or any part thereof, or any material, substance, waste or thing which may at any time be in, on, under or about the Premises or any part thereof or emanate therefrom.

1..6	“Hazardous Substances” shall mean any contaminant, pollutant, dangerous substance, potentially dangerous substance, noxious substance, toxic substance, hazardous waste, flammable, explosive or radioactive material, urea formaldehyde foam insulation, asbestos, PCB’s, toxic mould or any other wastes, substances, materials or things whatsoever covered by or regulated under any Environmental Laws.

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1.7       INTENTIONALLY DELETED.

1.8       INTENTIONALLY DELETED.

1.9	“Lease” shall mean this Lease and all schedules and riders attached hereto and forming part hereof and includes any written agreements subsequently entered into by the parties hereto, their successors and permitted assigns which have the effect of amending this Lease from time to time.

1.10	“Lease Year” shall mean a period of one year commencing on the Commencement Date, or on the expiry of the previous Lease Year, except that the last Lease Year shall terminate on the last day of the Term of the Lease, unless extended and may be less than one year in duration.

1.11       INTENTIONALLY DELETED.

1.12	INTENTIONALLY DELETED.

1.13	“Operating Costs” shall mean the costs and expenses incurred by the Landlord in connection with insuring, repairing, replacing, maintaining, operating, administering and managing the Building, including, without limitation or duplication, the following:

(a)	the cost of insurance which the Landlord is obligated or permitted to obtain under this Lease including:

(i)	any risks of physical loss or damage to all property owned by the Landlord or for which the Landlord is legally liable relating to the Building;

(ii)	repair and replacement of boilers, pressure vessels, air- conditioning equipment and miscellaneous electrical apparatus on a broad form blanket cover basis;

(iii)	loss of gross profits attributable to all perils insured against by the Landlord and commonly insured against by prudent landlords, including loss of all Rent receivable from tenants in the Building in accordance with the provisions of their leases, including Minimum Rent and Additional Rent in such amounts as the Landlord or its Mortgagee may from time to time require;

(iv)	third party liability coverage, including exposure to personal injury, bodily injury, property damage and all contractual obligations coverage and actions of all authorized employees, contractors, subcontractors and agents while working on behalf of the Landlord; and

(v)	any other form of insurance which the Landlord or its Mortgagee reasonably requires from time to time for insurable risks and in amounts against which a prudent landlord would insure;

(b)	the cost of cleaning, snow removal, garbage and waste collection and disposal and landscape maintenance and renewal;

(c)	the cost of lighting, electricity, public utilities, loudspeakers, public address and musical broadcasting systems and any telephone answering service facilities and systems used in or serving the Common Areas and Facilities and the cost of electricity for signs designated by the Landlord as part of the Common Areas and Facilities;

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(d)	the cost of policing, security, supervision and traffic control;

(e)	the remuneration of all personnel, including supervisory personnel employed to carry out the maintenance and operation of the Building including contributions and premiums towards fringe benefits, unemployment and workmen’s compensation insurance, pension plan contributions and similar premiums and contributions and management fees in the event a third party manager is engaged to manage the Building;

(f)	the cost of rental of any equipment and signs and the cost of supplies used by the Landlord in the maintenance of the Building;

(g)	the cost of heating, ventilating and air-conditioning the Common Areas and Facilities and the cost of maintenance contracts with respect thereto;

(h)	the cost of all repairs (including major repairs) and replacements to and maintenance and operation of the Building, including, inter alia all fixtures, equipment, systems, and facilities servicing the Building and including all work, without limitation, with respect to energy efficiency and waste material handling;

(i)	depreciation or amortization of the initial and subsequent costs incurred for repairing or replacing all fixtures, equipment, systems and facilities serving or comprising the Building (including the heating, ventilating and air-conditioning systems) which, by their nature, require periodic or substantial repair or replacement and which costs have not been expensed pursuant to Section 1.13(h) in the year in which they were incurred, over such periods as determined from time to time by the Landlord;

(j)	interest calculated at a rate which is 3 percent per annum above the bank prime commercial lending rate of a Canadian chartered bank designated by the Landlord, at the time such costs were incurred, upon the undepreciated or unamortized portion of the cost of such repairs and replacements referred to in Section 1.13(i);

(k)	all Business Taxes (as defined in Section 3.6(a) and other Taxes which may be applicable or allocated by the Landlord to the Common Areas and Facilities and all capital taxes as they relate to or are attributable to the Building;

(l)	administrative expenses, including telephone, communication, stationery, legal, accounting and other professional fees incurred in connection with the maintenance, operation and management of the Building and costs incurred for periodic checking of tenants’ Gross Revenue and the reasonable costs of collecting and enforcing payments of tenants’ rentals and charges; and

(m)	a proportion, as may be reasonably allocated by the Landlord to the Building, in its sole and absolute discretion of any and all Operating Costs including, inter alia, maintenance, snow clearing, and paving repairs incurred by the Landlord in respect of Common Areas and Facilities (whether located in the Building or upon adjoining or nearby buildings) including, inter alia, walkways, corridors and parking areas which may serve or are for the benefit of the Building and/or any adjoining or nearby buildings owned by the Landlord, and which Common Areas and Facilities may be used by tenants, their employees, customers and other invitees of the Building or such other adjoining buildings.

(n)	an administration fee of 15% of such total annual operating costs, including, without limitation, those referred to in Sections 1.13(a) to (m), both inclusive and Section 1.15.

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1..14	“Rent” shall mean all Minimum Rent and Additional Rent payable pursuant to this Lease.

1..15	“Taxes” shall mean all real property taxes, rates, duties and assessments (including local improvement taxes), impost charges or levies, whether general or special, that are levied, rated, charged or assessed against the Building or any part thereof from time to time (including, without limitation, the Common Areas and Facilities) by any lawful taxing authority, whether federal, provincial, municipal, school or otherwise, and any taxes which are imposed in lieu of or in addition to any such taxes, whether of the foregoing character or not and whether in existence at the Commencement Date or not, and any such taxes levied or assessed against the Landlord on account of its ownership of the Building or its interest therein. Taxes shall in every instance be calculated on the basis of the Building being fully assessed and taxed at prevailing rates for occupied space for the period for which Taxes are being calculated. For greater certainty, any rebates of Taxes refunded to the Landlord under any type of vacancy rebate program shall be for the sole benefit of the Landlord.

1..16	“Tenant” means the party(ies) set forth in Section 1.1(t), and any additional Tenant(s) added to this Lease by subsequent amendment, and is deemed to mean each and every person mentioned as Tenant in this Lease, whether one or more. If there is more than one Tenant, any notice required or permitted by this Lease may be given by or to any one of them and has the same force and effect as if given by or to all of them. Any reference to “Tenant” includes, where the context allows, the servants, employees, agents, invitees and licensees of the Tenant and all others over whom the Tenant may reasonably be expected to exercise control. If there is more than one Tenant, the liability of all shall be joint and several.

1.17	“Term” shall mean that period specified in Section 1.1(v), unless sooner terminated pursuant to the provisions of this Lease.

1.18	“Transfer” shall mean the assignment of this Lease or the sublet by the Tenant of all or any part of the Premises or the mortgaging or encumbering by the Tenant of this Lease or the suffering and permitting by the Tenant of the occupation of or the parting or sharing of possession of the Premises or any part thereof, by way of license concession or other means, to any person, firm or corporation and shall include, for greater certainty, any sale or other disposition of whatsoever nature and kind, including the sale, transfer or issue of shares, merger or statutory amalgamation resulting in a change in the beneficial ownership, whether directly or indirectly, of the voting control of the Tenant, either directly or by reason of the holding of shares in any other corporation or corporations, save and except where such transfer of shares is by operation of law, inheritance or transfer between the shareholders as at the date hereof and their family members, provided the Landlord receives prior written notice.

1.19	“Transferee” shall mean the assignee, subtenant, transferee or occupant in respect of a Transfer.

ARTICLE 2.00 - PREMISES AND COMMON AREAS AND FACILITIES

2.1	The Landlord by this Lease does demise and lease unto the Tenant, its successors and assigns for the Term and upon the conditions hereinafter mentioned, the Premises, together with the non-exclusive right in common with all others entitled thereto or who may become entitled thereto to use the Common Areas and Facilities and during such hours as the Building may be open for business, as determined by the Landlord from time to time, but subject in each case to the terms and conditions of this Lease and to the Rules and Regulations.

2..2       Intent - Net Lease

It is the intent of the parties that this Lease be absolutely net to the Landlord and that the Tenant shall pay all costs and expenses relating to the Premises and business carried on therein, except as expressly provided for in this Lease. Any amount or obligation relating to the Premises which is not expressly declared to be that of the Landlord shall be deemed to be an obligation of the Tenant, to be performed by or at the Tenant’s expense. It is understood and agreed that all Rent to be paid by the Tenant to the Landlord hereunder shall be paid without any deduction, abatement, set-off or compensation whatsoever (except to the extent it may be abated pursuant to the provisions of this Lease) and the Tenant hereby waives the benefit of any statutory or other rights in respect of any abatement, set-off or compensation in its favour at the time hereof or at any future time.

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2..3       Tenant’s Estoppel Certificate

At any time or from time to time during the Term, the Tenant shall upon 5 days’ prior notice promptly execute and deliver to the Landlord a written statement in such form as the Landlord may reasonably require. Such statement when so executed and delivered shall be deemed to be incorporated in and become a part of this Lease.

2..4       Early Occupancy

In the event the Landlord, in its sole discretion, permits the Tenant to occupy or move its goods into the Premises prior to the Commencement Date or Fixturing Period (if any), all obligations of the Tenant pursuant to this Lease shall apply, however, the Tenant shall not be liable for any payments of Rent, save and except those resulting from any damage to the Building. The Tenant shall not be permitted to commence operations during any such early occupancy period.

2. .5	Occupation After Term

If the Tenant shall continue to occupy the Premises after the end of the Term with the consent of the Landlord and without any further written agreement, the Tenant shall be a monthly tenant at a Minimum Rent equal to the aggregate of:

(a)	twice the Minimum Rent payable during the last month of the Term; and

(b)	the amount of Additional Rent payable by the Tenant in the last full month of the Term,

all such rental to be payable in advance on the first day of each and every month and such monthly tenancy shall be on the terms and conditions and subject to all other charges and amounts payable herein set out, including the payment of Additional Rent except as to the length of tenancy.

2..6       Deposit

The Landlord acknowledges receipt of the Deposit, of which $ [OMITTED] shall be held on account of the Rent for the 1st and 24th month of the Term, and the balance shall be held by the Landlord, without liability for interest, as security for the faithful performance by the Tenant of all the terms, covenants and conditions of this Lease to be kept, observed and performed by the Tenant. If at any time during the Term the Rent or other sums payable by the Tenant to the Landlord are overdue and unpaid or if the Tenant fails to keep and perform any of the terms, covenants and conditions of this Lease to be kept observed and performed by the Tenant, then the Landlord, at its option may, in addition to any and all other rights and remedies provided for in this Lease or by law, apply the balance of the Deposit or so much thereof as is necessary, to compensate the Landlord for loss or damage sustained or suffered by the Landlord due to such breach on the Tenant’s part. If the balance of the Deposit or any portion thereof is applied by the Landlord as aforesaid, or if the balance of the Deposit shall be less than the then current estimate of the monthly instalment of Minimum Rent and estimated Additional Rent due in the last month of the Term, the Tenant shall, upon demand of the Landlord, forthwith remit to the Landlord a sufficient amount to increase the Deposit to the greater of said estimate or the amount originally held, and the Tenant’s failure to do so within 5 days after receipt of such demand constitutes a breach of this Lease.

The rights of the Landlord hereunder in respect of the Deposit shall continue in full force and effect and shall not be waived, released, discharged, impaired or affected by reason of the release or discharge of the Tenant in any receivership, bankruptcy, insolvency, winding-up or other creditor’s proceedings including, without limitation, any proceedings under the Bankruptcy and Insolvency Act (Canada) or the Companies Creditors Arrangement Act (Canada), or the surrender, disclaimer, repudiation or termination of the Lease (individually and collectively referred to herein as “Disclaimed”) in any such proceedings and shall continue with respect to the periods thereto and thereafter as if the Lease had not been Disclaimed.

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2.7	The Premises includes and is bounded by:

(i)	the interior face of the structural wall of all exterior walls, exterior doors and windows, excepting retail use premises in which case the Premises includes and is bounded by the exterior face of exterior doors, storefronts and windows; and

(ii)	the centre line of all interior walls separating the Premises from adjoining leasable premises and Common Areas and Facilities; and

(iii)	the top surface of the structural subfloor; and

(iv)	the bottom surface of the structural ceiling.

Those Common Areas and Facilities consisting of building systems located in the Premises do not form part of the Premises.

2.8	Prior to the Landlord delivering possession of the Premises, the Landlord will ensure that:

a)	all mechanical systems and equipment (including fire protection, electrical, plumbing, and heating and air conditioning) located in or servicing the Premises are in good working order;

b)	life safety systems, emergency lighting and exit sign systems meet building code requirements and bylaws;

c)	light fixtures are in good, working condition with any burnt out light bulbs replaced; and

d)	the Premises are in a clean, broom swept condition.

ARTICLE 3.00 - RENT

3.1	Minimum Rent

The Tenant shall pay to the Landlord as rental for the Premises the Minimum Rent in advance on the first day of each and every month from the Commencement Date to the date the Term expires and if the Commencement Date or the date the Term expires are not the first and last days of a month, respectively, then the Minimum Rent for the first and last months of the Term shall be appropriately prorated. The payment of Rent and the acceptance of same by the Landlord by an entity other than the Tenant named herein shall not operate to release the Tenant or any Indemnifier from its liability under the Lease or Indemnity Agreement, nor to grant any rights or privileges to such entity under this Lease or to grant consent to any Transfer.

3..2       INTENTIONALLY DELETED.

3..3       Operating Costs

The Tenant shall pay to the Landlord as Additional Rent, commencing on the Commencement Date, its Proportionate Share of Operating Costs (the “Tenant’s Share of Operating Costs”) by consecutive monthly instalments in advance on the first day of each month during the Term and the amount of such instalments shall be the amount reasonably estimated from time to time by the Landlord.

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3.4	Taxes Payable by Tenant

(a)	Commencing on the Commencement Date, the Tenant shall pay as Additional Rent to the Landlord, by consecutive monthly instalments in advance on the first day of each month during the Term and the amount of such instalments shall be the amount reasonably estimated from time to time by the Landlord, all Taxes that are levied, rated, charged or assessed from time to time against the Premises or any part thereof at the applicable rates for occupied premises. For purposes of this section the Tenant’s share of realty taxes shall be based on any one or more of the following apportionment methods as selected by the Landlord:

(i)	The then current established principles of assessment used by the relevant assessing authorities, or
(ii)	separate assessments, or
(iii)	the Tenant’s Proportionate Share, or
(iv)	such other reasonable method of apportionment as determined by the Landlord, acting reasonably.

In either case, the resultant share is herein referred to as the “Tenant’s Share of Taxes”.

(b)	The Tenant shall also:

(i)	if any, provide the Landlord within 10 days after receipt with a copy of any separate tax bills and separate assessment notices received by the Tenant for the Premises or any part thereof; and

(ii)	if any, deliver to the Landlord within 10 days after demand receipts evidencing the payment of all such Taxes payable to any taxing authorities as aforesaid and furnish such other information in connection therewith as the Landlord reasonably requires.

(c)	If the Tenant lodges an objection or appeal against any assessment notice affecting the Premises, it shall either:

(i)	file an identical objection or appeal in the name of the Landlord (as owner of the Building), for which purpose the Landlord hereby appoints the Tenant its agent; or

(ii)	deliver to the Landlord in time to permit the Landlord to file an objection or appeal full details of the said assessment and of the notice of objection or appeal.

(d)	If due to the failure of the Tenant to comply with the provisions of Section 3.4(c) any reduction in assessment achieved by the Tenant is not also achieved by the Landlord, the Tenant shall indemnify the Landlord for any Taxes payable by the Landlord on the unachieved assessment reduction.

3.5	Payment of Operating Costs and Taxes

Notwithstanding the provisions of Sections 3.3 and 3.4, as soon as bills for all or any portion of the amounts therein referred to are received, the Landlord may bill the Tenant for the Tenant’s Share of Taxes and the Tenant shall pay the Landlord such amounts so billed (less all amounts previously paid by the Tenant on the basis of the Landlord’s estimate as aforesaid) as Additional Rent on demand. From time to time during any Accounting Period, the Landlord may estimate or re-estimate the amount of the Tenant’s Share of Taxes or the Tenant’s Share of Operating Costs for such Accounting Period or broken portion thereof, in which event the Landlord shall notify the Tenant in writing of the re-estimate and shall fix monthly instalments for the remaining balance of such Accounting Period or broken portion thereof so that after giving credit for the instalments paid by the Tenant on the basis of the previous estimate or estimates, the full amount of the Tenant’s Share of Taxes or the Tenant’s Share of Operating Costs will have been paid during such Accounting Period or broken portion thereof.

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Subsequent to the end of the Accounting Period, the Landlord shall deliver to the Tenant:

(a)	a statement of the amounts and costs referred to in Section 3.5, together with a statement of the Tenant’s share of such amounts and costs pursuant to Section 3.4; and

(b)	a statement of the Operating Costs, together with a statement of the Tenant’s Proportionate Share of such costs and expenses, respectively,and in either case, if necessary, an adjustment shall be made between the parties in the following manner. If the Tenant has paid more than the amounts actually due, the excess shall be off-set by the Landlord against future Operating Costs. If the amounts the Tenant has paid are less than the amounts actually due, the Tenant agrees to pay such additional amounts with the next monthly payment of Minimum Rent. If any Lease Year during the Term is greater or less than 12 months, the Tenant’s Share of Taxes and the Tenant’s Share of Operating Costs shall be subject to a per diem, pro rata adjustment based upon a period of 365 days.

Upon the expiry of Term, or earlier termination of the Lease, the Landlord may re- estimate the amounts pursuant to Sections 3.3, 3.4 and 3.6, and the Landlord may make an interim billing to the Tenant for such re-estimated amounts, subject to the final adjustment to be made after the end of the Accounting Period.

3.6	Other Amounts Payable by Tenant

(a)	In addition to the Taxes payable by the Tenant pursuant to Section 3.4, the Tenant shall pay as Additional Rent to the lawful taxing authorities, or to the Landlord, as it may direct, and shall discharge in each year of the Term when the same become due and payable:

(i)	all taxes, rates, duties, assessments and other charges that are levied, rated, charged or assessed against or in respect of all improvements, equipment and facilities of the Tenant on or in the Premises or the Building or any part thereof; and

(ii)	every tax and licence fee which is levied, rated, charged or assessed against or in respect of any and every business carried on in the Premises or in respect of the use or occupancy thereof or any other part of the Building by the Tenant and every subtenant or licensee of the Tenant or against the Landlord on account of its ownership thereof or interest therein, all of the foregoing being collectively referred to as “Business Taxes” and whether in any case any such taxes, rates, duties, assessments or licence fees are rated, charged or assessed by any federal, provincial, municipal, school or other body during the Term. If there are not separate bills provided for Business Taxes, the Landlord is entitled to allocate Business Taxes to the Tenant using the method referred to in Section 3.4(a).

(b)	(i)	The Tenant shall pay as the same become due respectively all charges for public utilities which, without limiting the generality of the foregoing, shall include water, gas, heat, air-conditioning and ventilation, electric power or energy, steam or hot water used upon or in respect of the Premises and for fittings, machines, apparatus, meters or other things leased in respect thereof and for all work or services performed by any corporation or commission in connection with such public utilities. In no event shall the Landlord be liable for any injury to the Tenant, its servants, agents, employees, customers or invitees or for any injury, loss, or damages to the Premises or to any property of the Tenant or others in or about the Premises, or any loss, or damage of any nature whatsoever of the Tenant or others caused by or resulting from any interruption or failure in the supply of any utilities to the Premises or the Building, save and except in the case of the Landlord’s negligence and for those whom in law it is responsible. In the event separate utility meters are not supplied and the utility bill or bills are rendered directly to the Landlord, the Landlord shall allocate the cost of such utility and the amount to be paid by the Tenant in equal consecutive monthly instalments shall be determined by the Landlord, at the Landlord’s option, either based on the relationship that the Floor Area of the Premises bears to the Floor Area to which the utility has been supplied or by the Landlord acting reasonably in consultation with its engineer. Any amount charged under this paragraph shall be subject to an administrative charge of 15%. The estimate of the Landlord’s engineer with regard to the use of any utility service shall be final and binding on the parties hereto. For greater certainty, the administration fee does not apply to hydro paid by the Tenant directly to the provider.

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(ii)	In no event shall the Landlord be liable for any injury to the Tenant, its servants, agents, employees, customers or invitees or for any injury, loss, or damages to the Premises or to any property of the Tenant or others in or about the Premises, or any loss, or damage of any nature whatsoever of the Tenant or others caused by or resulting from any power surge, interruption or failure in the supply of any utilities to the Premises or the Building whether planned or unplanned. The Tenant hereby acknowledges that it is its sole responsibility to ensure that its computer, other electronic systems and any refrigeration systems including any perishable items contained therein are adequately protected in the event of a power surge or a power failure.

(c)	Notwithstanding any other provisions of this Lease to the contrary, the Tenant shall pay to the Landlord an amount equal to any and all goods and services taxes, sales taxes, harmonized sales taxes, value-added taxes or any other taxes imposed on the Landlord or the Tenant with respect to rents, additional rents or any other amounts payable by the Tenant to the Landlord under this Lease, whether characterized as a goods and services tax, sales tax, value-added tax or otherwise (collectively the “Sales Taxes”), it being the intention of the parties that the Landlord shall thereby be fully reimbursed by the Tenant with respect to any and all Sales Taxes payable by the Landlord. The amount of such Sales Taxes so payable by the Tenant shall be calculated by the Landlord in accordance with the applicable legislation and shall be paid to the Landlord at the same time as the amounts to which such Sales Taxes apply are payable to the Landlord under the terms of this Lease or upon demand at such other time or times as the Landlord from time to time determines.

Notwithstanding any other provision in this Lease to the contrary, the amount payable by the Tenant under this Section shall be deemed not to be Rent or Additional Rent, but the Landlord shall have all of the same remedies for and rights of recovery of such amount as it has for recovery of Rent under this Lease.

ARTICLE 4.00

INTENTIONALLY DELETED.

ARTICLE 5.00 - GENERAL COVENANTS

5.1	Landlord’s Covenants

The Landlord covenants with the Tenant:

(a)	for quiet enjoyment so long as the Tenant pays all Rent reserved hereunder and performs its covenants hereunder; and

(b)	to observe and perform all covenants and obligations of the Landlord herein.

5.2	Tenant’s Covenants

The Tenant covenants with the Landlord:

(a)	to pay when due all Rent and Additional Rent hereby reserved in the manner herein provided without any deduction or set-off whatsoever; and

(b)	to observe and perform all covenants and obligations of the Tenant herein.

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ARTICLE 6.00 - INSURANCE AND INDEMNITY

6.1	Tenant’s Insurance

The Tenant shall throughout the Term of this Lease provide at its own expense and keep in force for the benefit of the Landlord, as an additional insured, the following insurance, and the Tenant shall furnish the Landlord with a certificate issued by the insurance carrier evidencing same:

(a)	public liability and property insurance, including personal injury liability, contractual liability, non-owned automobile liability and owners’ and contractors’ protective insurance coverage with respect to the Premises and the Tenant’s use of the Common Areas and Facilities, such coverage to include the activities and operations conducted by the Tenant and any other person on the Premises and by the Tenant or any other person performing work on behalf of the Tenant in any other part of the Building. Such policies shall be written on a comprehensive basis with limits of not less than $5,000,000.00, inclusive, per occurrence for bodily injury to any one or more persons or property damage or such higher limits as the Landlord, acting reasonably, or the Landlord’s Mortgagee shall require from time to time and shall not be invalidated as respects the interests of the Landlord and such Mortgagee by reason of any breach or violation of any warranties, representations, declarations or conditions contained in the policies. All such policies must contain a severability of interests clause, a cross-liability clause and shall be primary and shall not call into contribution any other insurance available to the Landlord or the Landlord’s Mortgagee;

(b)	insurance upon property of every description and kind owned by the Tenant or for which the Tenant is legally liable or installed by or on behalf of the Tenant and which is located within the Building, including, without limitation, stock-in-trade, furniture, fittings, installations, alterations, additions, partitions, fixtures and anything in the nature of a leasehold improvement in an amount of the full replacement cost thereof, with coverage against, at least, the perils of all-risks property insurance, including, without limitation, sprinkler leakages. If there is a dispute as to the amount which comprises full replacement cost, the decision of the Landlord shall be conclusive;

(c)	if applicable, plate glass insurance;

(d)	if applicable, broad form boiler and machinery insurance on a blanket repair and replacement basis with limits for each accident in an amount not less than the full replacement cost of all leasehold improvements and of all boilers, pressure vessels, air-conditioning equipment and miscellaneous electrical apparatus owned or operated by the Tenant or by others (other than the Landlord) on behalf of the Tenant in the Premises or relating to or serving the Premises;

(e)	business interruption insurance in such amounts as will reimburse the Tenant for direct or indirect loss of earnings attributable to all perils insured against in Sections 6.1(b), (c) and (d) and other perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or the Building as a result of such perils;

(f)	the Tenant’s legal liability insurance for the actual cash value of the Premises, including loss of use thereof, which shall be not less than $600,000.00; and

(g)	such other insurance considered necessary by the Landlord, acting reasonably, as a prudent owner and also as required by any Mortgagee.

All policies shall contain an undertaking by the insurers to notify the Landlord and the Landlord’s Mortgagee in writing not less than 30 days prior to any material change, cancellation or termination thereof.

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6..2       Increase of Insurance Rates

Neither the Tenant nor its officers, directors, agents, servants, licensees, concessionaires, assignees or subtenants shall bring onto the Premises or do or permit to be done or omit to do upon or about the Premises anything which shall cause the rate of insurance upon the Premises or the Building or any part thereof or its contents to be increased and if the said rate of insurance shall be increased by reason of the use made of the Premises by the Tenant, even though such use may be a permitted use hereunder or by reason of anything done, permitted to be done or omitted to be done by the Tenant or its officers, directors, agents, servants, licensees, concessionaires, assignees or subtenants or by anyone permitted by the Tenant to be upon the Premises, the Tenant shall pay to the Landlord forthwith upon demand the amount of such increase.

6.3	Cancellation of Insurance

If any policy of insurance upon the Building or any part thereof or the contents shall be cancelled or refused to be renewed or granted by an insurer by reason of the use and occupation of the Premises or any part thereof by the Tenant or by any of its officers, directors, agents, servants, licensees, concessionaires, assignees, subtenants or by anyone permitted by the Tenant to be upon the Premises, the Tenant shall forthwith, upon demand, remedy or rectify such use or occupation and if the Tenant shall fail to do so forthwith, the Landlord may, at its option, either:

(a)	re-enter and take possession of the Premises forthwith by leaving upon the Premises a notice in writing of its intentions to do so and, thereupon, the Landlord shall have the same rights and remedies as are contained in Article 11.00; or

(b)	enter upon the Premises and remedy the condition giving rise to such cancellation, threatened cancellation or reduction and the Tenant shall forthwith pay the cost thereof to the Landlord, which cost may be collected by the Landlord as Additional Rent.

The Landlord shall not be liable for any damage or injury caused to any property of the Tenant or others located on the Premises as a result of such entry nor shall such entry by the Landlord be a breach of any covenant for quiet enjoyment contained in this Lease.

6.4	Limitation of Landlord’s Liability

(a)	The Landlord shall not be responsible in any way for any death or injury to any person or for any loss or damage to any property belonging to the Tenant or to employees, invitees, agents or licensees of the Tenant while such person or property is in or about the Building, including the Premises, or any interruption to or any loss of business whether or not any such death, injury, loss or damage or any interruption to or any loss of business resulted from the negligence of the Landlord, its agents, servants or employees or other persons for whom it may in law be responsible, including, without limiting the generality of the foregoing, any loss of or damage caused by theft, breakage, noise, vibration or by steam, water, rain or snow which leak into, issue or flow from any part of the Building or any adjacent or neighbouring lands or premises or from water, steam or drainage pipes or plumbing works of the same or from any other place or corridor or from any damage caused by or attributable to the condition or arrangement of any electrical or other wiring nor for any damage caused by anything done or omitted to be done by the Landlord and any other tenant of the Landlord. The Tenant covenants to save, defend, hold harmless and indemnify the Landlord of and from all loss, costs, claims or demands in respect of any death, injuries, loss or damage or any interruption to or any loss of business referred to in this Section.

Notwithstanding any other terms, covenants and conditions contained in this Lease, including the Landlord’s obligation to take out insurance pursuant to Section 6.5 and the Tenant’s obligation to pay its Proportionate Share of the Operating Costs, the Tenant covenants and agrees to save, defend, hold harmless and indemnify the Landlord against any and all suits, claims, actions or demands of any nature or kind to which the Landlord shall or may become liable for or suffer by reason of any breach, violation or non-performance of the Tenant of any covenant, term or provision hereof or by reason of any injury occasioned to or suffered by any person or persons or any property resulting from any wrongful act, neglect or default on the part of the Tenant or any of the Tenant’s agents, servants, employees or licensees or arising out of the use and occupation by the Tenant of the Premises and the business conducted thereon by the Tenant.

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(b)	Neither the Tenant nor anyone claiming by, through, under or on behalf of the Tenant shall have any claim, right of action or right of subrogation against the Landlord for or based upon any loss or any damage to the Building or any property therein caused by fire, explosion or other standard extended coverage insurance perils whether or not any damage occasioned by such fire, explosion or other standard coverage insurance perils which results or arises from the negligent act or omission of the Landlord or any person or persons, for whom the Landlord is in law responsible and the Tenant covenants and agrees with the Landlord that any and all of the Tenant’s policies of insurance providing coverage as aforesaid shall forthwith be endorsed with a waiver of any and all subrogation rights which might otherwise vest in the insurer of such insurance policy or policies of the Tenant.

6.5	Landlord’s Insurance

The Landlord shall insure and keep insured the Building (excluding foundations and excavations and specifically excluding any property with respect to which the Tenant and other tenants are obliged to insure pursuant to Section 6.1 or similar sections of their respective leases) against loss or damage by fire, lightning, tempest and such other standard extended coverage insurance perils as are normally insured against from time to time during the Term by owners of similar buildings in Toronto, Ontario, for such an amount as, in the opinion of the Landlord or the Landlord’s Mortgagee, is necessary to protect the Landlord against such loss or damage and the Landlord shall also insure against loss of rental. Notwithstanding the contribution by the Tenant to the cost of insurance premiums as part of Operating Costs, the Tenant acknowledges and agrees that:

(a)	the Tenant is not relieved of any liability arising from or contributed to by its gross negligence or wilful default; and

(b)	no insurable interest is conferred upon the Tenant under any policies of insurance carried by the Landlord and the Tenant has no right to receive any proceeds of any such insurance policies carried by the Landlord.

ARTICLE 7.00 - USE OF PREMISES

7.1	Purpose

The Tenant covenants that the Premises shall be used actively, diligently and continuously solely for the purpose of the Permitted Use and for no other purpose whatsoever.

7..2       Name

The Tenant covenants that it shall operate the business in the Premises under the Permitted Name and no other name whatsoever without the prior written consent of the Landlord.

7..3       Business Operations

The Tenant covenants to continuously, actively and diligently operate its business upon the whole of the Premises during the Business Hours and conduct its business in an up- to-date, high-class and reputable manner befitting the Building throughout the whole of the Term and any renewals thereof, provided that nothing in this Lease shall require the Tenant to carry on its business during any period prohibited by any law or by-law regulating or limiting the hours when such business may be carried on. The Tenant agrees not to support the enactment or renewal of any such law or by-law. The Tenant shall maintain on the Premises a substantial stock of goods and equipment adequate to ensure successful operation of the Tenant’s business and shall employ permanent clerks and salesmen sufficient for the operation of its business. The Tenant will not do any act in or about the Common Areas and Facilities or the Building which, in the Landlord’s opinion, hinders or interrupts the flow of traffic to, in and from the Building nor will it do anything which, in the Landlord’s opinion, in any way obstructs the free movement of persons doing business in the Building.

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7.1	Environmental

(a)	The Tenant shall comply promptly, at its own expense, with and conform to the requirements of all Environmental Laws. Without limiting the generality of the foregoing, the Tenant shall not use or permit or suffer the use of the Premises or any part thereof to generate, manufacture, refine, treat, transport, store, handle, dispose of, transfer, produce, process or contain any Hazardous Substances, except in strict compliance with all Environmental Laws. In the event the Tenant fails to comply with any such Environmental Laws, the Landlord may, without prejudice to any other rights available to it pursuant to this Lease or at law as a consequence thereof, but shall not be obligated to, do such things as necessary to effect such compliance, and all costs and expenses incurred by the Landlord in so doing plus fifteen percent (15%) thereof as an administration charge, shall be reimbursed by the Tenant as Additional Rent within fifteen (15) days of demand.

(b)	The Tenant shall forthwith notify the Landlord upon receipt of any order, directive, notice or other communication whatsoever received from any governmental or other authority relating to any Environmental Laws, which notice shall be accompanied by a copy of such order, directive, notice or other communication and the Tenant shall keep the Landlord advised on a weekly basis or more frequently as the Landlord may require of the Tenant’s progress in complying with same.

(c)	The Landlord shall be entitled at any time or times to inspect the Premises and to conduct such other investigations as it deems necessary for the purpose of satisfying itself as to compliance by the Tenant with all Environmental Laws. Without limiting the generality of the foregoing, the Landlord shall have the right to conduct such physical inspections of the Premises and examination of documentation relating to the Premises and the conduct of business thereon by the Tenant, as it may deem necessary and for such purpose the Tenant shall within ten (10) days of request by the Landlord produce for inspection by the Landlord, its professional advisors, consultants and/or experts, at the offices of the Landlord, all of its relevant files, books, records, statements, plans and other written information in the Tenant’s possession or control relating to the Premises and the operations of the Tenant thereon, provided that all of such information shall be used by the Landlord solely for the purpose of ensuring compliance by the Tenant with the provisions of this Section 7..4.

(d)	If at any time required by the Landlord, or by any governmental or other authority pursuant to any Environmental Laws, the Tenant shall, subject to the Landlord’s rights pursuant to subsection (a) above to effect compliance, take all required remedial action in respect of any Hazardous Substances in, on, under or about the Premises or emanating therefrom and to repair all damage occasioned to the Premises or the Building as a consequence thereof.

(e)	Any Hazardous Substances on or about the Premises shall remain the sole and exclusive property of the Tenant and shall not become the property of the Landlord, notwithstanding the degree of affixation to the Premises. This affirmation of the Tenant’s interest in the Hazardous Substances or the goods containing the Hazardous Substances shall not, however, prohibit the Landlord from dealing with such Hazardous Substances as otherwise provided for in this Section 7.4.

(f)	The Tenant shall indemnify and save harmless the Landlord and all of its officers, directors, servants, agents, employees, contractors and others for whom the Landlord is in law responsible, against any and all liabilities, claims, damages, interest, penalties, fines, monetary sanctions, losses (including loss of Rent payable by the Tenant under this Lease), costs and expenses whatsoever including, without limitation, costs of professional advisors, consultants and experts in respect of investigation, remedial action and clean-up costs and expenses, arising in any manner whatsoever out of:

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(i)	any breach by the Tenant of any provision(s) of this Section 7..4; and

(ii)	any Hazardous Substances which are at any time generated, manufactured, refined, treated, transported, stored, handled, disposed of, transferred, produced, processed or contained in, on, under or about the Premises or emanating therefrom.

(g)	The Tenant’s obligations pursuant to this Section 7..4 shall survive the expiration or sooner termination of the Term.

7.5       Compliance with Regulations

The Tenant shall comply promptly with and conform to the requirements of all applicable statutes, laws, by-laws, regulations, ordinances and orders from time to time or at any time in force during the Term and affecting the condition, equipment, maintenance, use or occupation of the Premises and with every applicable regulation, order and requirement of the insurers advisory organization or any body having similar functions or of any liability or fire insurance company by which the Landlord and the Tenant or either of them may be insured at any time during the Term, and in the event of the default of the Tenant under the provisions of this Section, the Landlord may itself comply with any such requirement as aforesaid and the Tenant will forthwith pay all costs and expenses incurred by the Landlord in this regard and the Tenant agrees that all such costs and expenses shall be recoverable by the Landlord as Additional Rent.

7..6       Signs and Window Coverings

The Tenant shall not erect or install any exterior signs or any window coverings, signs, advertising media, lettering or placards on any glazing, whether such glazing is located on the exterior of the Building or looking upon any Common Area, without the prior written consent of the Landlord. The Landlord shall be entitled to require that any such work be performed by it and to its specifications and that the Tenant pay to the Landlord the cost of such work within 15 days of its completion. The Tenant shall not use any advertising media that the Landlord shall deem objectionable to it or to other tenants, such as loud speakers, phonographs, broadcasts or telecasts in a manner to be heard or seen outside the Premises. The Tenant shall not install any exterior lighting or plumbing fixtures, signs, awnings, exterior decorations or painting or make any changes to the front of the Premises. The Tenant shall arrange for the dismantling and removal of any signs and installations on the exterior or interior face of the Premises at the end of the Term and shall further repair any damage caused by the removal of same at its sole cost and expense.

The Landlord will provide, at its cost, tenant signage in accordance with the Building standard. Such signage, where applicable, shall include the Permitted Name on the Building directory board and on or beside the entrance to the Premises.

7..7       Building Rules

The rules and regulations hereto attached as Schedule “D” shall in all respects be observed and performed by the Tenant, who shall also cause them to be observed and performed by all the employees, servants, agents and licensees of the Tenant. The Landlord shall have the right to alter such rules and regulations from time to time and all of such rules and regulations now or hereafter in force shall be read as if herein. The Landlord is not responsible to the Tenant in the event of the non-observance or violation of such rules or regulations or of the terms, covenants or conditions of any other lease of premises in the Building by any other tenants thereof and it is under no obligation to enforce any such rules and regulations or any such terms, covenants or conditions.

7..8       Annoying Acts

The Tenant agrees not to use, exercise or carry on or permit or suffer to be used, exercised or carried on in or upon the Premises or any part thereof any nuisance or offensive act, trade, business, occupation or calling and no act, matter or thing whatsoever shall at any time during the Term be done in or upon the Premises or any part thereof which, in the Landlord’s opinion, causes or may grow to cause annoyance, nuisance, grievance, damage or disturbance to the occupiers or owners of the Building and neighbouring lands or premises, as the case may be.

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7. 9         Assignment or Sublease

The Tenant shall not effect a Transfer, including the assignment of this Lease or the subletting of the whole or any part of the Premises, unless:

(i)	it shall have received or procured a bona fide written offer therefore which is not inconsistent with, and the acceptance of which would not breach, any provisions of the Lease and which the Tenant has determined to accept subject to the provisions of the Lease being complied with, and

(ii)	it shall have first requested and obtained the consent in writing of the Landlord thereto.

Any request for such consent shall be in writing and accompanied by a true copy of such offer, and the Tenant shall furnish to the Landlord all information available to the Tenant or any additional information requested by the Landlord acting reasonably, as to the responsibility, reputation, financial standing and business of the proposed Transferee and the Tenant.

The Tenant will not effect a Transfer without the prior written consent of the Landlord in each instance, which consent shall not be unreasonably withheld. In considering whether to grant such consent, due regard may be given by the Landlord to all matters of concern to the Landlord, including, without restriction, the following, namely:

(a)	whether any covenants, restrictions or commitments given by the Landlord to any other tenant(s) or occupant(s) of the Building or to any Mortgagee or to any other person, firm or corporation prevent or inhibit the Landlord from giving its consent to the contemplated Transfer;

(b)	whether the contemplated Transfer is to be made to a Transferee who is not of good reputation and good capabilities as determined by the Landlord and having a history of successful business operation, in each case, in the Tenant’s business;

(c)	whether the contemplated Transfer is to be made to a Transferee who is not in a position to satisfactorily finance its business (including that to be operated in the Premises) as determined by the Landlord; and

(d)	whether the Landlord has or will have during the next ensuing 6 months suitable space for rent in the Building by the contemplated Transferee.

If the Tenant engages a 3rd party to procure a Transferee, the Tenant shall provide prior written notice to the Landlord specifying the reason why it wishes to make a Transfer the name of the 3rd party, the terms upon which it is offering for the Transfer and such other information as the Landlord may subsequently request.

The consent by the Landlord to any Transfer, if granted, shall not constitute a waiver of the necessity for such consent to any subsequent Transfer. This prohibition against a Transfer shall be construed so as to include a prohibition against any Transfer by operation of law and no Transfer shall take place by reason of a failure by the Landlord to reply to a request by the Tenant for consent to a Transfer.

If there is a permitted Transfer of this Lease, the Landlord may collect Rent from the Transferee and apply the net amount collected to the Rent required to be paid pursuant to this Lease, but no acceptance by the Landlord of any payments by a Transferee shall be deemed to be a waiver of this covenant nor shall the acceptance of the Transferee as tenant operate as a release of the Tenant from the further performance by the Tenant of the covenants or obligations on the part of the Tenant herein contained. The Landlord shall be entitled to charge a servicing fee in advance to process each request for approval, which fee shall be payable to the Landlord in advance. Any document or consent evidencing such Transfer of this Lease if permitted or consented to by the Landlord shall be prepared by the Landlord or its solicitors and all legal costs with respect thereto shall be paid by the Tenant to the Landlord forthwith upon demand. Any consent by the Landlord shall be subject to the Tenant causing any such Transferee to promptly execute an agreement (prepared by the Landlord, at the Tenant’s expense) directly with the Landlord agreeing to be bound by all of the terms, covenants and conditions contained in this Lease as if such Transferee had originally executed this Lease as Tenant.

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Notwithstanding any such Transfer permitted or consented to by the Landlord, the Tenant shall be jointly and severally liable with the Transferee on this Lease and shall not be released from performing any of the terms, covenants and conditions of this Lease.

7..10        Conditions of Consent

It shall be a condition of the consent given by the Landlord pursuant to Section 7.9 that any consideration or amount paid or payable to the Tenant by the Transferee, including any Rent that exceeds the Rent payable by the Tenant to the Landlord hereunder (or such pro rated amount if the Transfer is for less than all of the Premises) shall be paid to the Landlord, the Tenant hereby acknowledging that it is not permitted to profit in any way from the Transfer of this Lease and that all such profit or consideration shall become immediately payable to the Landlord.

7..11       Landlord’s Option

If the Tenant intends to effect a Transfer, the Tenant shall give prior written notice to the Landlord of such intent specifying therein the proposed Transferee and providing such information with respect thereto, including, without limitation, information concerning the principals thereof and as to any credit, financial or business information relating to the proposed Transferee as the Landlord or the Landlord’s Mortgagee reasonably requires and the Landlord shall within 30 days from the receipt of such information notify the Tenant in writing either, that:

(a)	it consents or does not consent in accordance with the provisions and qualifications in Section 7.9, to the Transfer; or

(b)	it has elected to cancel this Lease instead of giving such consent.

If the Landlord delivers notice of its intention to cancel this Lease as aforesaid, the Tenant shall notify the Landlord in writing within 15 days thereafter of the Tenant’s intention either to refrain from such Transfer or to accept the cancellation of this Lease. If the Tenant fails to deliver such notice within such period of 15 days, this Lease will thereby be terminated upon the expiration of 45 days after the expiration of the said 15- day period. If the Tenant advises the Landlord it intends to refrain from such Transfer, then the Landlord’s right to cancel this Lease shall be void as regards the then contemplated Transfer.

If the Tenant (including for purposes of this Section any assignee or subtenant) is a corporation and unless the shares of the Tenant are listed for sale on a recognized stock exchange in Canada (in which case this Section does not apply to the Tenant), if after the date of execution of this Lease part or all of the corporate shares or voting rights of shareholders of the Tenant or of an associated, affiliated or parent company of the Tenant are transferred by sale, assignment, operation of law or other disposition other than by bequest or inheritance, or issued by subscription or allotment, or cancelled or redeemed, so as to result in a change in the effective voting or other control of the Tenant by the person or persons holding control immediately prior thereto, or if other steps or actions are taken to accomplish change of control, the Tenant will promptly notify the Landlord in writing of the changes, which will be deemed to be an assignment of this Lease in respect of which Section 7 shall apply; and whether or not the Tenant does so notify the Landlord, the Landlord may terminate this Lease within sixty (60) days next following the day on which the Landlord learns of the change unless the Landlord previously had consented in writing to the change. The Tenant shall, upon request of the Landlord, make available to the Landlord for inspection or copying or both, all books and records of the Tenant which, alone or with other data, show the inapplicability of this clause. If any stockholder or shareholder thereof, upon the request of the Landlord, fails or refuses to furnish to the Landlord any data verified by the affidavit of said stockholder or shareholder or other credible person, which data alone or with other data show the applicability or inapplicability of this clause then, at the Landlord’s option, this Lease may be terminated by sixty (60) days notice as aforesaid.

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7.12        Perilous Acts and Overloading

The Tenant shall not do or suffer any waste or damage, disfiguration or injury to the Premises or the fixtures and equipment thereof nor permit or suffer any overloading of the floors thereof and shall not use or permit to be used any part of the Premises for any dangerous trade or business. The Tenant shall not permit any overloading of the Premises or the fixtures, equipment and systems serving the Premises including inter alia, and as may be applicable, heating, air-conditioning, ventilation, electrical, life safety and plumbing systems beyond the limits for which such fixtures, equipment and systems were designed. The Tenant shall take every reasonable precaution to protect the Premises and the Building from danger of fire, water damage or damage from the elements and the Tenant shall not allow any ashes, refuse, garbage or loose objectionable material to accumulate in, or on about the Premises or the Building and will at all times keep them in a clean and wholesome condition. The Tenant shall keep perishable refuse in an appropriate location until such refuse is removed from the Building.

7.13       Abrogation

In the event that the Landlord shall desire to sell the Building containing the Premises, or shall desire to take down or substantially renovate the Building, or any part thereof of which the Premises form a part, at any time after the first five (5) years of the Term set out herein or during any extension or renewal thereof, then the Tenant will, on delivery of at least 60 days prior notice in writing, surrender this Lease and all the remainder of the Term without any compensation. In the event that the day fixed for termination of the Lease does not fall on the last day of a month, the Rent for such month shall be apportioned.

7.14         Electrical

The Tenant shall not install or use any electrical or other equipment or electrical arrangement which may overload the electrical or other service facilities unless it does so with the express written consent of the Landlord and, at its own expense, makes whatever changes are necessary to comply with the reasonable and lawful requirements of the Landlord’s insurance underwriters and governmental authorities having jurisdiction and, in any event, the Tenant shall make no changes until it first submits plans and specifications of the same to the Landlord and obtains the Landlord’s written approval for such plans and specifications, which approval shall not be unreasonably withheld.

7.15         Pest Control

The Tenant shall provide strict measures and put forth every effort for rodent prevention and other pest control, including, if required, a contract with a firm of recognized exterminators. Should the Tenant fail to retain exterminators, the Landlord may do so and charge the Tenant with all costs in connection therewith.

ARTICLE 8.00 - CONSTRUCTION OF PREMISES; REPAIRS AND MAINTENANCE

8..1       Construction

At its cost and expense and subject to the limitations hereinafter expressed, the Landlord will construct the Premises for the Tenant’s use and occupancy in accordance with the plans and specifications prepared by the Landlord or the Landlord’s architect incorporating in such construction all items of work described as Landlord’s Work in Schedule “E” attached hereto and made a part hereof. Any work in addition to any of the items specifically enumerated and defined in Schedule “E” as Landlord’s Work shall be performed by the Tenant at its own cost and expense and in a good and workmanlike manner and in compliance with all applicable laws, by-laws, rules and regulations and any design criteria of the Building.

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8..2       Possession by Tenant

The Tenant shall examine and inspect the Premises before taking possession hereunder and the taking of possession shall be conclusive evidence as against the Landlord that at the time thereof the Premises were in good order and satisfactory condition and that all promises, representations and undertakings by or binding upon the Landlord with respect to any item of Landlord’s Work in the Premises have been fully satisfied and performed by the Landlord. In taking possession, the Tenant acknowledges that the existing leasehold improvements, if any, are acceptable and that the Tenant is taking possession of the Premises “as is”.

8.3           Fixtures

The Tenant shall, at its expense, install and during the Term maintain in the Premises fire extinguishers in accordance with all applicable laws and first-class trade fixtures and furniture appropriate to the Tenant’s business and the general character of the Building, provided that:

(a)	such installation does not damage the structure of the Building;

(b)	the charge for and the cost of any and all damage to the Building resulting from such installation will be paid by the Tenant to the Landlord on demand as Additional Rent; and

(c)	if the Tenant has paid all Rent and other sums hereby reserved to the Landlord and performed the covenants herein contained and on its part to be performed, the Tenant shall have the right at the expiration of this Lease to remove such trade fixtures. The Landlord may, at its option, require such removal. In either event, the Tenant shall, at its expense, promptly make good any damage or injury caused to the Premises or the Building by reason of such removal. . The Tenant hereby agrees that the title to any trade fixture not removed by the Tenant at the expiration of the Term shall revert to the Landlord, free of all claims, liens and encumbrances. The Tenant’s obligation to observe and perform these covenants shall survive the expiration or sooner termination of the Term.

8.4        Maintenance and Repairs by Tenant

(a)	The Tenant shall at all times during the Term, at its own expense, keep and maintain the whole of the Premises (including, without limitation, all equipment and appurtenances of the Premises and all trade fixtures and improvements located in the Premises) in good order, first-class condition and repair as determined by the Landlord and shall make all needed repairs and replacements thereto with due diligence and dispatch, save and except only for;

(i)	reasonable wear and tear; and

(ii)	the Landlord’s repair and replacement obligations specifically provided for in this Lease.

For greater certainty the Tenant’s obligations under this subsection 8.4(a) shall include, without limitation:

(I)	periodic painting and decorating;

(II)	at the option of the Landlord, maintenance, repairs and replacement of any heating, ventilating and air-conditioning equipment installed by or on behalf of the Tenant for the exclusive use of the Premises. In such instance the Landlord may require that any such maintenance, repairs and replacements be performed by contractors designated by the Landlord at the Tenant’s expense or alternatively by the Landlord on the Tenant’s behalf, in which event the cost thereof (together with an administration and management fee of fifteen percent (15%) of such cost) shall be paid by the Tenant to the Landlord within fifteen (15) days of receipt by the Tenant of an invoice therefor from time to time;

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(III)	all maintenance, repairs and replacements to:

(1)	lighting fixtures in the Premises including, without limitation, replacement of bulbs and ballasts;

(2)	all signs (interior and exterior) not provided by the Landlord, partitions, interior glazing, doors (excluding the Premises entry doors if located in the interior of the Building), kitchen cabinetry and hardware in or on the Premises; and

(3)	all plumbing fixtures exclusively serving the Premises, but not the systems serving the fixtures. Nothing herein shall affect the

Tenant’s obligations regarding the plumbing fixtures and systems in this Lease.

(b)	The Tenant agrees that it will not allow any refuse, garbage or other loose or objectionable material to accumulate in or about the Premises or the Building and will at all times keep the Premises in clean and wholesome condition and shall immediately before the Termination Date wash the floors, windows, walls and woodwork of the Premises. The Landlord shall have no obligation to provide janitorial cleaning services to the Premises. The Tenant further covenants that upon expiry or earlier termination of the Term it will leave the Premises in a clean and tidy condition.

(c)	The plumbing fixtures shall not be used for any purpose other than that for which they are constructed and no foreign substance of any kind shall be thrown therein and any expenses or damage claims resulting from any breakage, stoppage or damage thereto shall be borne by the Tenant.

(d)	The Tenant shall give the Landlord prompt written notice of any accident to or any defect in the plumbing, water pipes, heating and/or air-conditioning and heating apparatus, electrical equipment, conduits or wires, or of any damage or injury to the Premises or any part thereof howsoever caused, provided that nothing herein shall be construed so as to require repairs to be made by the Landlord, except as expressly provided in this Lease.

(e)	Notwithstanding any of the terms, covenants and conditions contained in this Lease, including the Landlord’s obligations to take out insurance pursuant to Section 6.5 and the Tenant’s obligation to contribute to the cost of insurance as part of the Operating Costs, if the Building or any part thereof, including, without limitation, the Common Areas and Facilities (including those Common Areas and Facilities within or passing through the Premises) or any equipment, machinery, facilities or improvements contained therein or made thereto, or the roof or outside walls of the Building or any other structural portions thereof require repair or become damaged or destroyed through the negligence, carelessness or misuse of the Tenant or by it in any way stopping up or damaging the heating apparatus, water pipes, drainage pipes or other equipment or facilities or parts of the Building, the cost of the resulting repairs, replacements or alterations, plus a sum equal to 15% of the cost thereof representing the Landlord’s overhead shall be borne by the Tenant, who shall pay the same to the Landlord forthwith as Additional Rent upon presentation of an account for such expenses incurred by the Landlord.

8.5       Maintenance and Repairs by Landlord

The Landlord shall at all times during the Term maintain, repair and replace or cause to be maintained, repaired or replaced as would a prudent owner of a reasonably similar building having regard to its age, size and location, the structure of the Building, including, without limitation, the structural elements of the foundations, structural elements of supporting walls, sub-floor, roof-deck, bearing walls, and structural columns and beams of the Building. The cost of such maintenance, repairs and replacements shall be included in Section 1.13(h) or shall be depreciated or amortized pursuant to Section 1.13(i), unless the Landlord is required, due to the business carried on by the Tenant, to perform such maintenance, repairs or replacements by reason of the application of laws or ordinances or the direction, rules or regulations of any duly constituted regulatory body or by reason of any act, omission to act, neglect or default of the Tenant or those for whom the Tenant is in law responsible, in which event the Tenant shall be liable and responsible for the total cost of any such maintenance, repairs or replacements, plus a sum equal to 15% of the total cost of such maintenance, repairs or replacements representing the Landlord’s overhead, which shall immediately become due and payable to the Landlord as Additional Rent upon demand.

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8.6           Alterations

The Tenant may at any time and from time to time at its sole expense make such changes, alterations or improvements to and may paint and decorate the interior of the Premises in such manner as shall in the judgement of the Tenant be necessary to adapt the same for the purpose of its business provided that:

(a)	no changes, alterations, additions or improvements shall be made without the prior written consent of the Landlord, such consent not to be unreasonably withheld;

(b)	all changes, alterations, additions and improvements shall comply with all statutes, regulations, by-laws, specifications or requirements of any municipal, provincial, federal or other authorities and shall further be in accord with the Landlord’s design criteria and requirements regarding construction methods, permitted hours for construction and Building access by the Tenant’s trades and contractors. Ownership of all changes, alterations, additions and improvements once completed and paid for shall revert to the Landlord;

(c)	the Tenant shall observe all the provisions of this Lease relating to fire regulations and insurance policies;

(d)	no changes, alterations, additions or improvements shall be made to the Premises or to any improvements installed by or on behalf of the Tenant for the benefit of the Premises which affect the structure of the Premises or any other part of the Building or are installed outside of the Premises;

(e)	the Tenant shall not under any circumstances, whether in respect of changes, alterations and improvements to the Premises pursuant to this Section, in respect of all work performed pursuant to Section 8.3 or otherwise permit any lien, encumbrance or charge to be filed against the Premises or the Building and in the event of filing of such lien, encumbrance or charge, it shall forthwith cause the same to be discharged from the records of the Land Registry Office or Land Titles Office within 10 days after demand therefor by the Landlord. If the Tenant fails to discharge or cause any such lien to be discharged as aforesaid, then in addition to any other right or remedy of the Landlord, the Landlord may, but it shall not be obligated to, discharge the same by paying the amount claimed to be due into Court or directly to any such lien claimant and the amount so paid by the Landlord and all costs and expenses, including solicitor’s fees (on a solicitor and client basis) incurred for the discharge of such lien, shall be immediately due and payable by the Tenant to the Landlord on demand; and

(f)	as, a condition of its consent, the Landlord may require that the Tenant utilize the Landlord’s base building contractors for any work involving life safety, heating, ventilating , air-conditioning, electrical, security and plumbing systems.

8.7        Condition on Termination

Upon the expiration or sooner termination of the tenancy hereby created the Tenant covenants:

(a)	to surrender the Premises to the Landlord in as good condition and repair as the Tenant is required to maintain the Premises throughout the Term;

(b)	to surrender all keys for the Premises to the Landlord at the place then fixed for payment of Rent and to inform the Landlord of all combinations on locks, safes and vaults, if any, in the Premises; and

(c)	that all alterations, improvements and other fixtures (other than Tenant’s trade fixtures as provided in Section 8.3) upon the Premises shall remain upon the Premises and become the property of the Landlord; provided, however, that if so required by the Landlord, the Tenant shall, at its own expense, remove such alterations, additions or improvements as the Landlord may designate. The Landlord may perform any required removal or remediation and the Tenant shall be responsible for the total cost thereof plus a sum equal to 15% of the such total cost representing the Landlord’s overhead, which shall immediately become due and payable to the Landlord as Additional Rent upon demand.

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ARTICLE 9.00 - DAMAGE, DESTRUCTION AND EXPROPRIATION

9.1         Damage and Destruction

It is expressly agreed that if during the Term hereby demised the Building or any part thereof shall be destroyed or damaged by fire, lightning, tempest, impact from aircraft, acts of God or the King’s enemies, riots, insurrections, explosions, structural defects or weaknesses or other casualty, the following provisions shall have effect:

(a)	if the Premises are rendered partially unfit for occupancy by the Tenant, the Minimum Rent payable to the Landlord shall abate in the proportion that the part of the Premises rendered unfit for occupancy by the Tenant bears to the whole of the Premises and shall continue to abate until the Premises have been rebuilt, repaired and restored. If the Premises are rendered wholly unfit for occupancy by the Tenant, the Minimum Rent payable to the Landlord shall abate in whole until the Premises have been rebuilt, repaired and restored. The Landlord shall commence diligently to reconstruct, rebuild or repair the Premises to the extent only of the Landlord’s Work as set out in Schedule “E” and exclusive of the Tenant’s Work as therein set out. Upon the Tenant being notified by the Landlord that the Landlord’s Work as set out in Schedule “E” has been substantially completed, the Tenant shall forthwith complete all Tenant’s Work, including, without limitation, such work as is set out in Schedule “E”, and all work required to fully restore the Premises for business fully fixtured, stocked and staffed (in any case, without the benefit of any capital allowance or payments made at the time of original construction by the Landlord to the Tenant in connection with the Tenant’s Work). The Tenant shall complete the Tenant’s Work and if the Premises have been closed for business, re-open for business within 30 days after notice that the Landlord’s Work has been substantially completed;

(b)	notwithstanding the provisions of Section 9.1(a), in the event of substantial destruction of the Premises or of the Building or any part thereof (whether or not the Premises are affected) the Landlord may within 60 days after such destruction and on giving written notice to the Tenant declare this Lease terminated forthwith and, in such event, Rent shall be apportioned and shall be payable up to the time of such destruction or termination if the Premises shall not have been damaged or destroyed, and the Tenant shall be entitled to be repaid by the Landlord any Rent paid in advance and unearned or a proportionate part thereof. The phrase “substantial destruction” shall mean such damage or destruction, in the opinion of the Landlord’s architect:

(i)	which prevents the Premises from being repaired or restored within 180 days from the time of such damage, having regard to the weather conditions prevailing at the time such damage occurs and having further regard to the availability of materials and labour; or

(ii)	to the Building resulting in 30% or more of the rentable area of the Building being damaged and unable to be repaired or restored within 180 days from the time of such damage, having regard to the weather conditions prevailing at the time such damage occurs and having further regard to the availability of materials and labour.

9.2         Where No Insurance Proceeds

Notwithstanding the provisions of Section 9.1, in the event of damage or destruction occurring by reason of any cause in respect of which there are no proceeds of insurance or if the proceeds of insurance are insufficient to pay for the costs of rebuilding or making fit the Building or the Premises or in the event that any Mortgagee or other person entitled thereto shall not consent to the payment to the Landlord of the proceeds of any insurance policy for such purpose or if the Tenant is the cause of such damage or destruction, the Landlord may terminate this Lease on 30 days’ written notice.

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ARTICLE 10.00 - CHANGES, IMPROVEMENTS, ETC.

10.1        Changes, Improvements, Etc.

Notwithstanding anything else contained in this Lease, the Landlord shall have the right at any time and from time to time, either during the Term of this Lease or prior to the Commencement Date, to change, expand or reduce the area, level, location, arrangement or use of the Building or any part thereof including Common Areas; construct other buildings, structures or improvements in the Building and make alterations thereof, additions thereto, subtractions there from or rearrangements thereof, enclose any open portion of the Building and the Common Areas and Facilities, create any outdoor malls or any combination thereof, build additional storeys on any building in the Building and construct additional buildings or facilities adjoining or proximate to the Building; construct multiple deck, elevated or underground parking facilities, and expand, reduce or alter same in any manner whatsoever; and relocate or rearrange the buildings, parking areas and other parts of the Building, and in its sole discretion relocate or rearrange the Premises from that shown on Schedule “A”, the purpose of which Schedule “A” is solely to show the approximate location of the Premises.

10.2        Control of Building by Landlord

The Landlord shall operate and maintain the Building in such manner as the Landlord determines from time to time and in a reputable manner as would a prudent landlord. It is acknowledged and agreed that the Building and the Common Areas and Facilities are at all times subject to the exclusive control and management of the Landlord and the Landlord has the right in its control, management and operation of the Building and by the establishment of rules and regulations and general policies with respect to the operation of the Building to:

(a)	construct, maintain and operate lighting facilities, heating, ventilation, air- conditioning and energy conservation systems;

(b)	provide supervision and policing services;

(c)	close all or any portion of the Building to such extent as may, in the opinion of the Landlord’s counsel, be legally sufficient to prevent a dedication thereof or the accrual of any rights to any persons or the public therein;

(d)	grant, modify and terminate easements and other agreements pertaining to the use and maintenance of all or any part of the Building;

(e)	obstruct or close off all or any part of the Building for the purposes of maintenance, repair or construction;

(f)	employ all personnel, including supervisory personnel and managers, necessary for the operation, maintenance and control of the Building. The Tenant acknowledges that the Building may be managed by the Landlord or by such other person as the Landlord designates in writing from time to time;

(g)	use any part of the Common Areas and Facilities for merchandising, display, decorations, entertainment and structures designed for retail selling or special features or promotional activities;

(h)	designate the areas and entrances and the times in, through and at which loading and unloading of goods shall be carried out;

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(i)	control, supervise and regulate the delivery or shipping of merchandise, supplies and fixtures to and from the general shipping and receiving areas and other premises which have been leased in such manner as the Landlord determines is necessary for the proper operation of the Premises and the Building;

(j)	designate and specify the kind of container to be used for garbage and refuse and the manner and the times and places at which same is to be placed for collection;

(k)	from time to time permit or prohibit the Tenant and its employees from parking anywhere in the Building; and

(l)	change the Landlord’s specifications for exterior signage.

Notwithstanding anything contained in this Lease, it is understood and agreed that if as a result of the exercise by the Landlord of its rights set out in Sections 10.1 or 10.2 the Common Areas and Facilities are diminished or altered in any manner whatsoever, the Landlord shall not be subject to any liability nor shall the Tenant be entitled to any compensation or diminution or abatement of Rent nor is any alteration or diminution of the Common Areas and Facilities deemed constructive or actual eviction or a breach of any covenant for quiet enjoyment contained in this Lease. The Tenant acknowledges that the Building is or will be leased to other tenants and that from time to time the Landlord or other tenants may perform repairs or construction in the Building.

10.3        Utilities

The Landlord shall have the right to run utility lines, pipes, roof drainage pipes, conduit wire, duct work or sprinkler systems, where necessary, through, in, beneath or above the Premises and to maintain the same in a manner which does not unduly interfere with the Tenant’s use thereof. In the event any of the utilities are separately metered, the Tenant agrees to pay the accounts for same as and when due as Additional Rent and for the cost of separate meters.

10.4        Limitation

Notwithstanding anything contained in this Lease or in any statutory provision or rule of law to the contrary, the Tenant acknowledges and agrees that if it obtains a monetary judgement or award in its favour against the Landlord (which is not under appeal by the Landlord):

(a)	the Tenant is entitled to satisfy such judgement or award only to the extent of the Landlord’s estate and interest in the lands and Building, subject to the prior rights of any mortgagees;

(b)	in no event does the Tenant have the right to levy execution or to enforce its judgement against any property of the Landlord other than the Landlord’s estate and interest in the lands and Building.

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ARTICLE 11.00 - DEFAULT

11.1        Events of Default

Any of the following shall constitute an event of default:

(a)	non-payment of Rent where any Minimum Rent or Additional Rent hereby reserved or any part thereof are in arrears or unpaid for 5 days after any of the days on which the same ought to have been paid, although no formal or other demand shall have been made therefore and despite any statutory provision to the contrary;

(b)	breach or non-performance by the Tenant of any of its covenants and agreements contained herein, or of any of its obligations arising under statute or the general law which the Tenant has failed to remedy within 7 days after written notice to the Tenant from the Landlord;

(c)	vacancy of the Premises for a period of 30 days;

(d)	use of the Premises by any person, other than those persons entitled to use them under the terms of this Lease;

(e)	abandonment by the Tenant of the Premises or the sale or disposal of the goods or chattels of the Tenant or removal of them or any of them from the Premises so that there would not in the event of such abandonment, sale or disposal be on the Premises sufficient goods or chattels subject to distress to satisfy any Rent due or accruing due;

(f)	the seizure in execution or attachment by any creditor of the Tenant of any of the goods and chattels of the Tenant;

(g)	an assignment by the Tenant for the benefit of creditors;

(h)	the taking by the Tenant of the benefit of any Act for bankrupt or insolvent creditors;

(i)	an order being made for the winding-up of the Tenant;

(j)	any falsification of any report required to be furnished by the Tenant to the Landlord pursuant to this Lease;

(k)	the appointment of a receiver or a receiver and manager for all or a portion of the Tenant’s property;

(l)	the Tenant makes or attempts to make a sale in bulk of any of its assets, except where permitted pursuant to a Transfer under this Lease;

(m)	the Tenant assigns, transfers, encumbers, sublets or permits the occupation or use or the parting with or sharing possession of all or any part of the Premises by anyone, except in a manner permitted by this Lease; and

(n)	the default by any assignee, subtenant or licensee under this Lease or default under any other agreement to which the Landlord is a party or to which it has consented.

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11.2        Landlord’s Right on Default

(a)	The Landlord shall have the right at all times to remedy or attempt to remedy any default of the Tenant and, in so doing, to make any payments due or alleged to be due by the Tenant under this Lease and may enter upon the Premises to do any work or other things therein and, in such event, all expenses of the Landlord in remedying or attempting to remedy such default shall be payable by the Tenant to the Landlord as Additional Rent forthwith upon demand.

(b)	The Landlord shall have the same rights and remedies in the event of non-payment by the Tenant of any amounts payable by the Tenant under any provision of this Lease as in the case of non-payment of Rent.

(c)	If the Tenant shall fail to pay any Rent or amount from time to time payable by it to the Landlord hereunder promptly when due, the Landlord shall be entitled to interest thereupon, from the due date thereof to the date of payment, payable on thefirst day of each month during the Term at the rate which is the greater of 18% per annum or 6 percentage points above the prime bank commercial lending rate charged by the Landlord’s chartered bank at the time of such default, compounded monthly.

(d)	Upon any event of default, the Minimum Rent, the Tenant’s Share of Operating Costs and the Tenant’s Share of Taxes for the next ensuing 3 months, shall (as accelerated Rent) all immediately become due and payable.

(e)	Upon any event of default, it shall be lawful for the Landlord thereafter to enter into and upon the Premises or any part thereof to repossess the same and enjoy its formers estate, anything in this Lease contained to the contrary notwithstanding.

(f)	If and whenever the Landlord becomes entitled to re-enter upon the Premises, the Landlord, in addition to all other rights and remedies, shall have the right to terminate this Lease forthwith by leaving upon the Premises notice in writing of such termination and upon the giving by the Landlord of such notice, this Lease and the Term shall terminate.

(g)	It is stipulated and agreed that in the event of termination of this Lease by the Landlord pursuant to the default of the Tenant, the Landlord shall forthwith and, notwithstanding any other provisions of this Lease or any rule of law or equity to the contrary, be entitled to recover from the Tenant as a genuine pre-estimate by the parties hereto of the damage suffered by the Landlord and as and for liquidated damages and not as penalty an amount equal to the Rent reserved for the unexpired portion of the Term hereby demised; alternatively and in the sole discretion of the Landlord, in the event of termination of this Lease by the Landlord pursuant to the provisions hereof, the Landlord may, but is not obliged to, relet the Premises. The Landlord may relet the Premises for whatever Rent and upon whatever terms as the Landlord may see fit and deduct any net amounts so received from any amounts otherwise payable by the Tenant hereunder and the failure or refusal of the Landlord to relet the Premises or any part or parts thereof in any event shall not release or affect the Tenant’s liability hereunder. In the event of a default under the Lease, the Landlord may take legal proceedings or pursue any rights or remedies against any of the parties liable for damages hereunder in its sole discretion, there being no obligation to take legal proceedings or pursue any rights or remedies against all of the parties.

(h)	Whenever the Landlord becomes entitled to re-enter upon the Premises under any provision of this Lease, the Landlord, in addition to all other rights it may have, shall have the right as agent of the Tenant to enter the Premises and relet them and to receive the Rent therefor as the agent of the Tenant, take possession of any furniture or other property thereon and to sell the same at public or private sale without notice and to apply the proceeds thereof and any Rent derived from reletting the Premises upon account of the Rent due and to become due under this Lease and the Tenant shall be liable to the Landlord for any deficiency.

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(i)	The Landlord shall be entitled to distrain for the Rent hereby reserved, including accelerated Rent, if any, or for any money hereby made recoverable upon the goods and chattels of the Tenant wheresoever situate and upon any other premises to which the same may have been removed or wherever the same may be found within the province in which the Premises are situate. Whensoever the Landlord shall be entitled to levy distress against the goods and chattels of the Tenant, it may, and the Tenant hereby expressly permits the Landlord, to use such force as it may deem necessary for that purpose and for gaining admittance to the Premises in which such goods and chattels are situate (including, without limitation, changing the locks) without being liable for any action in respect thereof or for any loss or damage occasioned thereby and the Tenant hereby expressly releases the Landlord from all actions, proceedings, claims or demands whatsoever for or in respect of any forcible entry or any loss of damage sustained by the Tenant in connection therewith. The Tenant waives and renounces the benefit of any present or future Act of the Legislature of the province in which the Premises are situate taking away or limiting the Landlord’s right of distress.

(j)	The Tenant shall pay the Landlord, as Additional Rent, a charge of $100 for each cheque or electronic funds transfer of the Tenant’s which is returned to the Landlord because of insufficient funds or any other reason or which is otherwise non-cashable upon presentation.

11.3        Remedies Cumulative

All rights and remedies of the Landlord set forth in this Lease are cumulative and not alternative.

ARTICLE 12.00 - MISCELLANEOUS

12.1        INTENTIONALLY DELETED.

12.2        Financial Information

The Tenant and the Indemnifier shall supply to the Landlord such financial information as the Landlord may request from time to time.

12.3        Severance

The Tenant acknowledges and agrees that notwithstanding any statutory right to the contrary, it shall not object to a severance of the Building for lease or mortgage purposes or the registration in priority to its interest of a common driveway agreement for ingress and egress to and from the severed portions of the Building.

12.4        Application of Sums Received

The Tenant covenants and agrees that the Landlord may, at its option, apply all sums received from the Tenant to any Rent or other amounts payable hereunder in such order as the Landlord sees fit.

12.5        Subordination and Attornment

This Lease is subject and subordinate to all mortgages or deeds of trust and all renewals and modifications, consolidations, replacements and extensions thereof which may now or at any time hereafter affect the Premises in whole or in part or the Building in whole or in part and whether or not such mortgages and deeds of trust shall affect only the Premises or the Building of which the Premises shall form a part or shall be blanket mortgages or deeds of trust affecting other premises as well. The Tenant shall at any time on notice from the Landlord attorn to and become a tenant of a Mortgagee or trustee under any such mortgage or deeds of trust upon the same terms and conditions as set forth in this Lease and shall execute promptly on request by the Landlord any estoppel certificate, instruments of postponement or attornment or other instruments, including an acknowledgement of a general or specific assignment of this Lease, from time to time requested so as to give full effect to this requirement or to set out the status of this Lease and the state of account between the Landlord and the Tenant, and the Tenant hereby constitutes the Landlord, the agent or attorney of the Tenant for the purpose of executing any such certificates, instruments of postponement or attornment or other instruments necessary to give full effect to this Section. If 10 days after the date of a request by the Landlord to execute any such instruments or certificates the Tenant has not executed the same, the Landlord may, at its option, terminate this Lease upon 5 days’ written notice to the Tenant.

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12.6        Non-Disturbance Agreement

The Tenant agrees to subordinate its Lease of the Premises to every future Mortgagee from time to time during the Term of the Lease, provided always that such Mortgagee executes a non-disturbance agreement in a form satisfactory to the solicitor for the mortgagee, acting reasonably.

12.7        Non-Registration of Lease

The Tenant shall not register this Lease, but may register a notice of this Lease in a form which is acceptable to the solicitor for the Landlord containing reference only to the identity of the Landlord, Tenant, Premises, Building, Term and any rights of renewal.

Upon the expiration of the Term or such termination of this Lease, the Tenant shall immediately remove any registered notices at its sole cost and expense.

12.8         Conveyance by Landlord

In the case the Landlord shall convey or otherwise dispose of the Building or any part thereof to a purchaser or assignee who shall agree, in writing, to assume the obligations of the Landlord herein, all rights, liabilities and obligations on the part of the Landlord shall terminate upon such conveyance or disposal and thereupon all rights, liabilities and obligations shall be binding only upon its successors or assigns, as the case may be.

12.9        Post-Dated Cheques

The Tenant shall deliver to the Landlord upon the execution of this Lease a series of 12 post-dated cheques for the first 12 months of the Term of this Lease, each monthly cheque representing the Minimum Rent, the Tenant’s Share of Operating Costs and Tenant’s Share of Taxes payable as required by Section 3.5 and other charges under the Lease for that month. Thereafter, the Tenant shall forward to the Landlord further series of post-dated cheques in such numbers and amounts as the Landlord may reasonably require.

Notwithstanding the foregoing, in lieu of post-dated cheques, the Tenant may make Rent payments on a monthly basis via wire transfer, business e-transfer or EFT transfer to the Landlord’s bank, which bank may designated from time to time, subject to the following conditions:

1.	the transfers are received in the Landlord’s account on or prior to the 1st of each month,
2.	the transfers are in Canadian funds, and
3.	the Landlord’s bank charges, if any, in connection with the transfer are included in the payment.

The Landlord reserves the right to require post-dated cheques at any time Rent payments are not received as aforesaid.

At the Landlord’s request, the Tenant will participate in a pre-authorized electronic funds transfer system or similar system whereby the Landlord will be authorized to debit the Tenant’s bank account or the Tenant will authorize its bank or other financial institution to credit the Landlord’s bank account each month or from time to time during each Rental Year in an amount equal to the Minimum Rent and Additional Rent payable on a monthly basis. The Tenant hereby undertakes to sign such forms as may be required to give full force and effect to the foregoing within five (5) days of presentation.

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12.10       Severability of Clauses

If any clause or clauses or part or parts of clauses in this Lease are illegal or unenforceable, it or they shall be considered separate and severable from the Lease and the remaining provisions of this Lease shall remain in full force and effect and shall be binding upon the parties hereto as though the clause or clauses or part or parts of clauses had never been included.

12.11       Right of Entry

The Landlord or its agents and employees shall have the right at any time during Business Hours to enter upon the Premises for the purpose of exhibiting same, provided that the exercise of such right shall not unreasonably interfere with the Tenant’s business, and the Landlord shall be permitted at any time and from time to time to enter and to have its authorized agents, employees and contractors enter the Premises for the purpose of inspection, maintenance, making repairs, alterations or improvements to the Premises or the Building or to have access to utilities and services (including heater ducts and access panels which the Tenant agrees not to obstruct) and the Tenant shall provide free and unhampered access for such purposes and shall not be entitled to compensation for any inconvenience, nuisance or discomfort caused thereby. If the Tenant is not personally present to open and permit an entry into the Premises at any time when for any reason an entry therein is necessary or permissible, the Landlord or its agents may forcibly enter the same without rendering the Landlord or such agents liable therefore and without in any manner affecting the obligations or covenants of this Lease. During the last 6 months of the Term, the Landlord may enter the Premises to tour with prospective tenants and place signage therein to facilitate leasing the Premises subsequent to the Term. Nothing herein contained, however, is deemed or construed to impose upon the Landlord any obligation, responsibility or liability whatsoever for the care, maintenance or repair of the Premises or any part thereof, except as otherwise herein specifically provided. The Tenant agrees that any entry by the Landlord upon the Premises in accordance with this Section 12.11 is not a re-entry or a breach of any covenant for quiet enjoyment contained in this Lease.

12.12      No Amendment

Any alteration, amendment, change or addition to this Lease shall be in writing and executed by the Landlord and any Tenant.

12.13       Assignment

If the Landlord shall assign this Lease to a Mortgagee or Mortgagees of the Premises or of the Building or to any other person or persons whatsoever, the Landlord shall, nonetheless, be entitled to exercise all rights and remedies reserved under this Lease without providing evidence of the approval or consent of such Mortgagee or Mortgagees or any other persons whatsoever.

12.14      Entire Agreement

The Tenant acknowledges that there are no covenants, representations, warranties, agreements or conditions, express or implied, collateral or otherwise, forming part of or in any way affecting or relating to this Lease, save as expressly set out or incorporated by reference in this Lease and that this Lease constitutes the entire agreement duly executed by the Landlord and the Tenant. Time shall be of the essence in this Lease.

12.15      Extension of Time for Performance

If and to the extent that either Landlord or Tenant shall be unable to fulfill or shall be delayed or restricted in the fulfilment of any obligation under this Lease, other than the payment by Tenant of any Rent, by reason of unavailability of material, equipment, utilities, services or labour required to enable it to fulfill such obligation or by reason of any Applicable Laws, or by reason of any strike, lock out, civil commotion, war-like operation, invasion, rebellion, hostilities, military or usurped power, sabotage, governmental regulations, or its not being able to obtain any permission, approval, consent or authority required pursuant to any applicable Laws or from applicable governing authorities, acts of God or by adverse weather conditions (being weather conditions which preclude any work on the Building or any part thereof for a substantial part of a scheduled work day which causes the construction schedule to be delayed) or any other causes beyond its control, or by reason of any other such cause beyond its control and not the fault of the party being delayed and not avoidable by the exercise of reasonable foresight, then the party being delayed shall be entitled to extend the time for fulfilment of such obligation by a time equal to the duration of such delay or restriction, and the other party shall not be entitled to any compensation for any loss, inconvenience, nuisance or discomfort occasioned thereby. The party delayed will, however, use its reasonable commercial efforts to fulfil the obligation in question as soon as is reasonably practicable by arranging an alternate method of providing the work, services or materials being delayed subject, in the case of performance by Tenant, to the approval of Landlord, acting reasonably. Nothing herein shall excuse the prompt payment of rent when due.

Nothing herein shall excuse the prompt payment of rent when due.

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12.16       No Waiver

No condoning, excusing, overlooking or delay in acting by the Landlord upon any default, breach or non-observance by the Tenant at any time or times in respect of any covenant, proviso or condition in this Lease shall operate as a waiver of the Landlord’s rights under this Lease in respect of any such or continuing subsequent default or breach or non-observance and no waiver shall be inferred from or implied by anything done or omitted by the Landlord, except an express waiver in writing.

12.17       Legal Expenses

If the Landlord shall commence an action for collection of Rent or other sums payable under this Lease or if the same shall be collected upon the demand of a solicitor or if the Landlord shall commence an action to compel performance of any of the terms, conditions, covenants or provisos under this Lease or for damages for failure of the Tenant to perform the same or if the same shall be performed upon the demand of a solicitor, then, unless the Landlord shall lose such action, the Tenant shall pay to the Landlord all reasonable solicitor’s fees in respect thereof on a solicitor and his client basis forthwith upon demand.

12.18      Gender, Etc.

Whenever a word importing the singular only is used in this Lease, such word shall include the plural, and words importing either gender or the neuter shall include the persons of the other gender where applicable. The Landlord is not in any way or for any purpose a partner of the Tenant in the conduct of its business or otherwise or a joint venturer or a member of a joint enterprise with the Tenant, nor is the relationship of principal and agent created.

12.19      Successors, Assigns and Governing Law

This Lease, together with the schedules annexed hereto and forming a part hereof, shall extend to, be binding upon and enure to the benefit of the parties hereto and their respective heirs, legal personal representatives, successors and assigns (as limited by the provisions of this Lease) and shall be interpreted in accordance with the Applicable Laws.

12.20      Planning Act

This Lease is entered into subject to the conditions and compliance with the provisions of the Planning Act (Ontario), including Section 50 thereof.

12.21      Notice

Except as otherwise provided herein, all notices or other documents required or which may be given under this Lease shall be in writing, duly signed by the party giving such notice and delivered by hand or transmitted by registered or certified mail addressed as follows:

(a to the Landlord at the Landlord’s Address;

(b to the Tenant at the Tenant’s Address; and

(c to the Indemnifier (if any) at the Indemnifier’s Address.

Any notice or document so given shall be deemed to have been received when delivered by hand or, if mailed, within 3 days following the date of mailing. Any party may from time to time by notice given as provided above change its address for the purposes of this Section.

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12.22       INTENTIONALLY DELETED

12.23       Special Provisions

The Special Provisions, if any, contained in Schedule “G” hereto shall form a part of this Lease.

IN WITNESS WHEREOF the parties hereto have executed this Agreement.

RYSE, INC.	TENANT

Per: /s/ Trung Pham	, A.S.O.

[OMITTED]

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SCHEDULE “A”

Floor Plan

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SCHEDULE “B”

Legal Description

PT LT 5 W/S BROCK ST, PT LT 6 W/S BROCK ST, PT LT 7 W/S BROCK ST, PT LT 8 W/S BROCK ST PL D46 TORONTO PARTS 1, 2, 6 & 7 64R-13374; CITY OF TORONTO, T/W RIGHT OF WAY OVER PART 8 ON PLAN 64R-133374 AS IN CA230310

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SCHEDULE “C”

Intentionally Blank

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SCHEDULE “D”

Rules and Regulations

1.	The Common Areas and Facilities shall not be obstructed or used for any other purpose than that for which they are intended. No items shall be placed in any of the Common Areas and Facilities.

2.	The floors, sky-lights and windows that reflect or admit light into Common Areas and Facilities shall not be covered or obstructed without the Landlord’s prior written consent.

3.	No safes, heavy machinery equipment or merchandise, or anything liable to damage any part of the Building shall be taken into the Building without the prior written consent of the Landlord. No floor shall be loaded beyond its weight carrying capacity as set forth in the municipal code or other standard applicable to the Building.

4.	Nothing shall be thrown or dropped from any of the Common Areas and Facilities.

5.	The Tenant shall not permit any animals to enter the Building, except for well mannered dogs. Any dogs so permitted must proceed directly to and remain in the Premises, and must be leashed while proceeding through any of the Common Areas and Facilities. The Landlord, in its sole discretion, may deny the foregoing permissions to any particular animal.

6.	No communication, data, telephone, intercom, internet or other private signal lines, satellite dishes or other transmission equipment may be installed in any part of the Building, other than in the Premises, without the prior written consent of Landlord.

7.	The Premises may not be used as living quarters or any other residential purposes.

8.	Tenants shall not make any undue noise in the Building.

9.	No windows shall remain open so as to admit rain or snow or so as to interfere with the heating or air-conditioning of the Building and must be closed each day at the end of business.

10.	Locks and Keys:

a.	No existing lock in the Building, including the Premises, is to be removed, replaced or rekeyed. No additional locks are to be placed on any doors in the Building including the Premises.

b.	No duplicate keys may to be made for any Building entry lock. All keys or pass cards for Building entry locks must be obtained from the Landlord and a security deposit paid.

c.	Tenants are permitted to make duplicate keys for Premises entry locks, provided that a non-duplicating system is not in use.

d.	On the expiry of the Term or the earlier termination of the Lease, all keys and pass cards must be returned to the Landlord.

11.	The Tenant shall give the Landlord prompt written notice of any accident, defect or damage in any part of the Building.

12.	No inflammable, dangerous, explosive or Hazardous Substances shall be brought into the Building or kept in the Premises.

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13.	The Building superintendent will have charge of all radiators and will supervise their management. The Tenant shall give the Landlord prompt written notice of any accident or defect in any heating or air-conditioning system including any ductwork.

14.	No bicycles or other vehicles shall be brought in the Building or any adjacent lane or courtyard forming part thereof, without the express prior consent of the Landlord.

15.	Nothing shall be placed on the outside of windows or so as to project from the Premises. No air-conditioning equipment shall be placed in the windows of the Premises without the consent in writing of the Landlord.

16.	The Tenant shall not deface or mark any part of the Building or drive spikes, hooks, nails, screws into any part of the Building outside of the Premises. Within the Premises, the Tenant shall not use adhesives of any type to attach signs, pictures, posters or any item whatsoever to any part of the Premises, including, without limitation, walls, doors and windows.

17.	Items requiring the use of a dolly, hand truck or other mechanical device or other large quantities of items may only be delivered using the freight elevator and may not be brought into the main lobby of the Building or the passenger elevator. In the event the Building does not have a freight elevator, the foregoing items may be delivered using the passenger elevator upon prior arrangement with the Landlord. Courier deliveries not requiring mechanical devices will be permitted using the passenger elevator.

18.	The Tenant shall not permit its employees, invitees, or agents to enter onto the roof of the Building without the prior consent of the Landlord. Any such person who enters upon the roof of the Building does so at the risk of the Tenant.

19.	No Tenant shall make a door-to-door canvass of the Building for the purpose of selling any products or services to the other Tenants.

20.	Unless specifically permitted by this Lease no Tenant shall be permitted to do cooking or to operate cooking apparatus except small kitchen appliances such as microwaves, coffee makes or toaster ovens.

21.	The Tenant shall ensure that no noise, vibration, odour or smell emanates from the Premises which might disturb other tenants of the Building. In the event such emanation should occur the Tenant shall be responsible for rectifying the situation at its sole cost and in a timely manner.

22.	In order to protect the floor surface, (whether hardwood, carpet or otherwise) floor protectors must be used under all chairs with wheels or rollers which are located in the Premises.

23.	The Landlord shall have the right to amend or cancel these Rules and Regulations and make such other Rules and Regulations as in its judgement may from time to time be needed for the safety, care and cleanliness of the Building. Notwithstanding anything else contained in this Lease, for purposes of these regulations the term “Tenant” shall include its officers, directors, servants, employees, agents, invitees and licensees and all others over whom the Tenant may reasonably be expected to exercise control ..The Landlord may from time to time waive any of the Rules and Regulations with respect to a particular tenant and is not liable to the Tenant for breaches thereof by other tenants.

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SCHEDULE “E”

Landlord’s Work

The Landlord shall use its reasonable efforts to complete all work, at its sole cost, as set out below. The Landlord shall complete the Landlord’s Work in a good and workmanlike manner, utilizing materials and other finishes selected by it, except where specified below:

1.	The Landlord shall remove all walls as marked XXXXX on attached Schedule “E1”. The Landlord shall remove from the Premises any bulkheads, doors, sidelights, duplex outlets, phone jacks, extraneous wiring and plumbing that may be in the designated walls. Any wiring that is connected to an operable light switch shall be relocated to another location within the Premises to be chosen by the Landlord, acting reasonably. The Landlord shall use its commercially reasonable efforts to “make good” any paint, flooring, baseboard and ceiling which shall be exposed by the removal of the foregoing walls;

2.	Supply and install full height drywall as marked OO on attached Schedule “E1”, each including one (1) Landlord’s standard door frame and hardware plus baseboard to match existing throughout Premises;

3.	Supply and install glass wall, glass door and drywall bulkhead in location marked WWW on attached Schedule “E1”;

4.	Paint all new drywall white to match existing paint colour throughout;

5.	Relocate existing countertop and stools from location S and affix to wall in location OO shown on attached Schedule “E1”. The Landlord shall make good any damage to drywall and paint caused by the removal of the countertop;

6.	If required, redistribute ductwork and existing lighting fixtures to accommodate new layout; and

7.	Ensure all blinds are clean and in working order.

Any other work not specified herein shall be at the cost of the Tenant.

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SCHEDULE “E1”

DOWN
UP
ELECTRICAL PANELS
STORAGE
LOUNGE
COPY
DOWN
36 STATIONS
V
V
S
O
O
W W W W

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SCHEDULE “F”

Intentionally Blank

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SCHEDULE “G”

Special Provisions

1.	BASE BUILDING FINISHES

The Landlord represents and warrants that prior to performing the Landlord’s Work, the Premises will contain a full height demising wall complete with sound attenuated insulation in location marked VV on Schedule “E1”, to be supplied and installed at the Landlord’s sole cost.

2.	FIXTURING PERIOD

The Tenant and its contractors shall be allowed a fixturing period commencing on October 1, 2023 and ending on the day prior to the Commencement Date (the “Fixturing Period”). During the Fixturing Period, all terms and conditions of the Offer and the Lease shall apply, including the Tenant’s obligation to maintain insurance, however, the Tenant shall not be liable for any payments of Rent, save and except those resulting from any damage to the Building and the cost of any utilities supplied to the Premises.

3.	RENT FREE PERIOD

Notwithstanding anything else contained herein to the contrary, and provided that the Tenant has been in good standing throughout the then expired portion of the Term, the Tenant shall not be required to pay Minimum Rent, for the 13th, 25th and 37th months of the Term.

4.	NO RESTORATION

Provided that the Tenant has received the Landlord’s prior written consent to all of its leasehold improvements in accordance with the provisions of the Lease, and, the Tenant is not then in default, the Tenant shall not be required to remove its leasehold improvements nor restore the Premises to base building condition upon the expiry of the Term or earlier termination of the Lease.

5.	FORMER TENANT’S GOODS

At the beginning of the Fixturing Period the Landlord will provide the Former Tenants’ Goods, attached hereto as Schedule “H”, to the Tenant for its sole and exclusive use.

Notwithstanding the foregoing, the Tenant acknowledges that;

a)	If any of the former tenants, or any other party as may be adjudged by a court of competent jurisdiction, has a valid claim to ownership of the Former Tenants’ Goods, same may be removed by such party from the Premises and the Tenant shall not be entitled to any compensation from the Landlord in respect thereof.

b)	The Landlord makes no representation or warranty as to the suitability or condition of any of the Former Tenants’ Goods.

c)	Following the 36th month of the Term, and provided that the Tenant has been in good standing throughout the then expired portion of the Term, the Landlord will transfer all of its rights, if any, to the Former Tenant’s Goods, to the Tenant.

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6.	RIGHT OF FIRST OFFER

The Landlord hereby grants to the Tenant until December 31, 2026 the right of first offer to lease suite #200. In the event that;

a)	the aforesaid premises become vacant, or
b)	the tenant of the aforesaid premises notifies the Landlord that it intends to vacate,

the Landlord shall deliver written notice of same to the Tenant, who shall have three (3) business days from delivery of the notice to exercise this right of first offer.

This right is personal to the Tenant named herein and may only be exercised within such time by the Tenant delivering a notice in writing of its exercise to the Landlord. In such event, a binding agreement to lease the aforesaid premises shall exist between the Landlord and the Tenant on such terms and conditions as are then being offered by the Landlord for such premises.

If the Tenant shall not exercise this right of first offer to lease, the Landlord may thereafter lease the aforesaid premises to any other person without any further notification or obligation to the Tenant.

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SCHEDULE “H”

Former Tenant’s Goods

•	28 black office chairs
•	30 white adjustable standing desks with 30 black privacy dividers
•	28 white filing cabinets with 3 drawers
•	2 grey high top long tables
•	12 tall chairs
•	1 white conference table 3’/6’
•	6 conference chairs white with black legs
•	1 conference table white 3’/6’ on wheels
•	6 brown conference chairs
•	3 floor rugs
•	3 coat hangers
•	3 white tables 2’/4’
•	2 high top long tables with planters on each end and four drawers on each side
•	3 TVs
•	2 modular 4-seater booths
•	2 grey 4-seater tables
•	Fully equipped kitchenette with steel appliances (fridge, dishwasher, microwave, toaster oven, coffee maker and kettle.)

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